Exhibit 99.1

VIASPACE TEAMING WITH RAYTHEON IS STRATEGIC

PASADENA, CA — December 5, 2006—VIASPACE Inc. (OTCBB: VSPC). This press release is a follow up to yesterday’s press release which announced that Raytheon Company Network Centric Systems and VIASPACE signed a teaming agreement which will include collaboration on sensor and data fusion, and real-time diagnostic solutions aimed at homeland security and national defense applications. This teaming agreement will enable both companies to jointly pursue new and emerging security applications built around the real-time analysis of advanced sensor technologies with a specific focus on the security arena.

Dr. Carl Kukkonen, VIASPACE CEO, stated “Our teaming agreement with Raytheon announced yesterday is a perfect example of VIASPACE’s business strategy in the security and defense sectors. VIASPACE is a growing company with proprietary technology, much of which was originally developed at the NASA Jet Propulsion Laboratory (JPL) and licensed from Caltech which manages JPL for NASA. VIASPACE’s strengths are in the hardware and software of the technical product. We are honored to have a relationship with Raytheon, which has strong marketing capabilities, a global distribution channel and the trust of many government and commercial customers, in addition to their well-known technical expertise. We believe that this teaming agreement will benefit both companies and will help VIASPACE security and surveillance products reach the marketplace quickly.”

VIASPACE has previously announced other strategic relationships and contracts in its fuel cell and security subsidiaries.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.